                                                                    EXHIBIT 12.1

                        WORLDCOM, INC. AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERENCE DIVIDENDS
                                 (in millions)

                                                                        For the
                                                                      nine months
                                                                         ended
                                  Year ended December 31,            September 30,
                         ------------------------------------------- -------------
                          1995     1996     1997     1998     1999       2000
                         ------- --------  ------- --------  ------- -------------
Earnings:
Pretax income (loss)
 from continuing
 operations............. $   376 $ (2,272) $   578 $ (1,590) $ 7,164    $ 6,355
Fixed charges, net of
 capitalized interest...     285      315      500      774    1,098        822
                         ------- --------  ------- --------  -------    -------
  Earnings.............. $   661 $ (1,957) $ 1,078 $   (816) $ 8,262    $ 7,177
                         ======= ========  ======= ========  =======    =======
Fixed Charges:
Interest cost........... $   270 $    308  $   538 $    928  $ 1,287    $ 1,064
Amortization of
 financing costs........       4        4        2       12       18         18
Interest factor of rent
 expense................      16       19       47       78      132        123
Preference dividends....      67       20       63       67      115         77
                         ------- --------  ------- --------  -------    -------
  Fixed charges......... $   357 $    351  $   650 $  1,085  $ 1,552    $ 1,282
                         ======= ========  ======= ========  =======    =======
Deficiency of earnings
 to fixed charges....... $   --  $ (2,308) $   --  $ (1,901) $   --     $   --
Ratio of earnings to
 fixed charges (1)......  1.85:1      --    1.66:1      --    5.32:1     5.60:1
                         ======= ========  ======= ========  =======    =======

--------
(1) For the purpose of computing the ratio of earnings to combined fixed charges and preference dividends, earnings consist of pre-tax income (loss) from continuing operations, excluding minority interests in gains/losses of consolidated subsidiaries, and fixed charges consist of pre-tax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, that portion of rental expense that WorldCom believes to be representative of interest, and distributions on subsidiary trust and other mandatorily redeemable preferred securities and preferred dividends, both of which have been grossed up to a pre-tax basis utilizing WorldCom's effective tax rate.